UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2020

Trecora Resources  (Exact name of registrant as specified in its charter)

Delaware	1-33926	75-1256622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices, including Zip Code)

(281) 980-5522
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	TREC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01 Other Events.
As previously disclosed, Trecora Resources (the "Company") has entered into a Share Sale and Purchase Agreement, dated September 22, 2019 (as amended, the "Purchase Agreement"), among the Company, Al Masane Al Kobra Mining Company, a Saudi Arabian closed joint stock company ("AMAK"), and certain other existing shareholders of AMAK (collectively, the "Purchasers") pursuant to which the Company agreed to sell its 33.3% equity interest in AMAK to the Purchasers (the "Share Sale"). The Company has previously completed prior closings of the Share Sale of 4,975,000 ordinary shares of AMAK.

On August 17, 2020, the Company announced that it had completed the sale of an additional aggregate 5,779,556 shares of AMAK to two Purchasers under the Purchase Agreement for an aggregate purchase price of SAR 57.8 million (approximately US$15.4 million), for which the Company received remaining payments from the Purchasers of approximately US$12.9 million. These payments reflect a withholding by one of the Purchasers of approximately $2.1 million for the estimated aggregate capital gains taxes payable in the Kingdom of Saudi Arabia for all shares of AMAK to be sold by the Company under the Purchase Agreement, which will be paid by such Purchaser on the Company’s behalf as an administrative accommodation.

After completion of both sales, the Company further reduced its equity ownership interest in AMAK from 27.0% to 21.3%.

A copy of the press release announcing this partial closing of the Share Sale is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of the Company, dated August 17, 2020
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
           TRECORA RESOURCES

Date: August 18, 2020  By: /s/ Michael W. Silberman
Michael W. Silberman
Corporate Secretary